Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2000 relating to the financial statements of Brigham Exploration Company and our report dated March 7, 2000 relating to the financial statements of Brigham Oil & Gas, L.P., Brigham, Inc., Brigham Holdings I, LLC and Brigham Holdings II, LLC, both of which appear in Brigham Exploration Company's Annual Report on Form 10-K, for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Dallas, Texas
May 18, 2000